SupportSave Solutions Announces Stock Buyback Program

ALAMO, Calif., May 23, 2008 (BUSINESS WIRE) -- SupportSave Solutions, Inc. (OTCBB: SSVE, www.supportsave.com), a provider of Business Process Outsourcing (BPO) services in the Philippines, has announced the execution of a stock buyback program, subject to market conditions, with purchases to be made out of ongoing positive cash flow from operations. Under the program, the Company may acquire approximately 500,000 shares from the open market.

“We believe that the repurchase of our stock represents an attractive investment based on current market prices and therefore represents an accretive investment opportunity for both the company and our shareholders,” said Chris Johns, CEO of SupportSave Solutions. “The strength of our balance sheet enables us to execute this program while still being able to achieve our short and long-term growth strategies and build greater shareholder value. We believe that our shares are undervalued and this buyback is an effective use of our capital.”

The timing and exact number of shares purchased will be at the Company’s discretion. The buyback of shares may occur in open market, negotiated or block transactions. The Company does not intend to repurchase any shares from its management team or other insiders. This stock buyback program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time.

About SupportSave Solutions, Inc.

SupportSave offers offshore outsourcing services from its American-managed facilities in the Philippines. For just $897 per month each, SupportSave provides a full-time dedicated employee or team of employees with the skills required. The employee(s) will have excellent English skills with almost no accent. SupportSave can provide dedicated employee(s) in any of the following fields: customer service, technical support, administrative support, legal, accounting, engineering, virtual assistant, sales, telemarketing, programming, and more. In Business Process Outsourcing (BPO) SupportSave is the pioneer in low-cost outsourcing. For more information about SupportSave Solutions, Inc. please visit our website at http://www.SupportSave.com.

Safe Harbor Statement

This press release may contain forward looking statements that involve risks and uncertainties, including statements regarding our business strategy and development plans, plans for entering into new businesses, anticipated sources and uses of funds and other statements regarding our plans, objectives, expectations and intentions that are not historical facts. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those discussed in this press release. These risks and uncertainties are described in greater detail in the reports that we file with the Securities and Exchange Commission. Our actual results, performance or achievements may vary materially from those expressed or implied in any forward-looking statements. All forward-looking statements reflect our beliefs and expectations as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.

SOURCE:	SupportSave Solutions, Inc.
CONTACT:	The Investor Relations Group
212-825-3210
Investor Relations:
Michael Crawford
mcrawford@investorrelationsgroup.com
or
Emily Hanan
ehanan@investorrelationsgroup.com
or
Media Relations:

Laura Colontrelle
lcolontrelle@investorrelationsgroup.com

Copyright Business Wire 2008

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KEYWORD:	United States
Philippines
Asia Pacific
North America
California
INDUSTRY KEYWORD:	Professional Services
Consulting
Other Professional Services
SUBJECT CODE:	Buyback Program